Exhibit 99.1

Moderator: Pat Wenzel
August 10, 2006
10:00 a.m. CT

Operator
Good day and welcome everyone to the ITC Holding Corp. second quarter 2006 financial results conference call. This call is being recorded.
At this time, for opening remarks and introductions, I’d like to turn the call Ms. Pat Wenzel. Please go ahead.

Pat Wenzel
Good morning and thank you all for joining us for ITC Holdings earnings conference call. Today, we will be discussing our second quarter results.
Joining me on today’s call are Joseph Welch, president and CEO of ITC Holdings, and Edward Rahill, our senior vice president and CFO.
Yesterday, we issued a press release summarizing these results. Today, we expect to file our Form 10-Q with the Securities and Exchange Commission. Before we begin, I would like to remind everyone of the cautionary language contained in the following Safe Harbor statement.
Certain statements made during today’s call that are not historical facts, such as, those regarding our future plans, objectives and expected performance, are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our outlook only as of today. While we believe that these statements and their underlying assumptions are reasonable, investors should know that actual results may differ from our projections and expectations because they are based on current facts and are subject to risks and uncertainties. A discussion of the risks inherent in our business that could cause these differences, may be found in certain documents filed with the SEC, such as, our Form 10-K filed on March 16th, 2006; our first quarter Form 10-Q filed on May 4th, 2006; our Form S-1 filed June 19th, 2006 and our second quarter form 10-Q expected to be filed today. You should consider these factors when considering our forward-

looking statements. We disclaim any obligations to update or alter our forward-looking statements, except as, required by law.
I’ll now turn the call over to Joe.

Joseph Welch
Thanks Pat and thanks to all of you for joining us on our second quarter 2006 earnings call. ITC Holdings financial results for the quarter and six months ended June 30th, 2006 were in line with our expectations. Following my comments, Ed Rahill will discuss the financial results in detail.
Positioning ITC Holdings for significant growth was the hallmark of ITC’s second quarter. Not only did ITC Holdings sign a definitive agreement to acquire Michigan Electric Transmission Company, which is expected to make us the 10th largest transmission company in the nation, based on transmission load but in addition, ITCTransmission sought and since has received FERC authorization to recover its expenses and investments on a current rather lagging basis beginning in 2007.
As a result of an improved cash position, this adjustment to the implementation of our Attachment O formula rate enhances our ability to continue to rebuild and strengthen the transmission grid in Michigan by giving us the ability to take on larger projects. It also positions us to invest in the electricity transmission infrastructure, in other regions through our recently announced subsidiaries, ITC Grid Development and ITC Great Plains. ITCTransmission also continued to make important infrastructure improvements, during the second quarter, having invested $38.6 million in infrastructure improvements and upgrades to its transmission system, during that period. For the six months ended June 30th, 2006 the company has invested $73.4 million in property, plant and equipment.
Another noteworthy event, for the second quarter, was a new rate of $1.744 per kilowatt/month that went into effect on June 1st. For ITCTransmission based on 2005 cost year data under its Attachment O ratemaking mechanism, which represents a 9.4 percent increase over the rate in effect through May 2006. These key events enhance our ability to continue to rebuild and strengthen the transmission grid in Michigan; to deliver our commitment to reliability through continued capital investment and they give us the opportunity to grow and expand our footprint. ITCTransmission expects to spend approximately $145 million of capital investment, in 2006, in rebuilding in the existing transmission grid.
As previously discussed, we are in the second year of our planned program to spend approximately $1 billion in capital investments over the seven-year period beginning January of 2005 through December of 2011 for projects to improve the electricity reliability in southeastern Michigan; reduce congestion and lower the overall consumer cost of delivered energy.

ITCTransmission now expects to spend approximately $190 million in capital in 2007 and for METC the expected range of capital spending is between $15 million and $25 million. Thanks to our formula rate-making and our 13.88 percent return on equity, these capital investments are the growth engine for our company and a key driver of shareholder return.
In addition, the approval of the forward-looking Attachment O by FERC will reduce the time lag associated with recognizing a return on these capital investments. As a reminder, these infrastructure investments are supported by the U.S. Congress and FERC to bring the system back to optimal operating conditions following a 30-year trend of under investment that ultimately led to events, such as, the blackout of 2003.
The final rule FERC issued on transmission pricing incentives on July 20th, demonstrates this support. Key provisions of the rule include incentive rates of return for new transmission investment, with higher returns for members of regional transmission organizations and independent system operators and full recovery of prudently incurred costs. ITCTransmission’s current rate-making methodology is right in line with this final rule. FERC’s commitment to our strategy of reinvesting in the transmission grid was also reaffirmed by FERC’s order accepting ITCTransmission’s filings to use a forward-looking test period. FERC affirmed ITCTransmission’s ROE of 13.88 percent return.
In addition, FERC’s order rejected an intervenor’s suggestion that FERC intended ITCTransmission’s current innovative rate treatment to be temporary. FERC stated in that order and I quote, “If the Commission had intended to put an expiration date on ITCTransmission’s innovative ROE treatment, it would have done so but it did not.” This statement affirms what we communicated to you, during the first quarter earnings conference call. FERC did not impose any time limit on the proposal. FERC acknowledged that under both lagging and forward-looking Attachment O, ITCTransmission recovers its actual costs. The only difference is that of the timing of the recovery.
As I mentioned earlier, another exciting recent event that supports ITC’s growth strategy, was the announcement on August 7th that ITC Holdings has established two subsidiaries, ITC Grid Development, which has been formed as a subsidiary of ITC Holdings to focus on bringing much needed improvements to the nation’s electricity transmission infrastructure by partnering with local entities and utilities in regions where significant investment is needed to improve reliability, reduce congestion and address the needs for states that have renewable resource portfolio standards. The first region in which ITC Grid Development will focus its efforts is the Great Plains region, specifically; Kansas through the formation of a subsidiary named ITC Great Plains. ITC Great Plains has established an office in Topeka, Kansas in order to address and recognize need to increase cross-state transmission capacity issues, as well as, to develop the transmission infrastructure necessary to support the tremendous potential for renewable energy through wind farms in the southwestern area of Kansas. Our vision is not to simply invest in transmission projects but rather to utilize the model we have already established in improvement with ITCTransmission, to build our independent transmission companies that are singularly focused on improving reliability. Both ITC Grid Development and ITC Great Plains will be conservatively managed, as are ITC Holdings and ITCTransmission; as such, the management of ITC Holdings is committed to ensuring that these endeavors in other regions outside of Michigan are not dilutive to our efforts to rebuild the transmission infrastructure in Michigan nor dilutive to our shareholders.
Finally, on August 2nd, an all-time network record peak load of 12,745 megawatts was reached following several days near record temperatures. First and foremost, we are pleased to say that ITCTransmission’s system performance was stellar. During this period, there was not one transmission-related outage nor any issues with voltage profiles across our system. Three years ago and prior to the investments ITCTransmission has made, thus far, the system would certainly not have been able to support the demand on the system.
In fact, this level of system demand was not anticipated to be reached until the year 2010, according to the forecast of energy and demand requirements published by the Michigan Public Service Commission’s 21st century energy plan. In 2006, we have had three months, so far, where the monthly peak load has been broken and five months in 2005, where the previously monthly peak loads were broken. This further demonstrates the need for continued investment, in the system and that the load southeastern Michigan continues to grow. It also demonstrates that the economic climate in the manufacturing sector, in Michigan, is not reducing our load growth. Residential and commercial load and weather related load, is growing and more than offsets any economic impact.
With all that great news, let me turn the call over to Ed, who will bring you up to date on our second quarter financial results.

Edward Rahill:
Thanks Joe. As Joe mentioned, our second quarter results are in line with our expectations, as discussed on our year-end and first quarter conference call.
For the second quarter of 2006, we reported a net income of $8 million or 23 cents per fully diluted share. This compares with a net income of $11.6 million or 37 cents per diluted share, in the same period of ’05.
Operating revenues of $48.5 million for the second quarter of ’06 decreased by $2.2 million, over the same period in 2005. Point-to-point revenues decreased by $4.9 million, primarily, due to improved efficiencies in the power markets first introduced by MISO in 2005 and this is something that we have had previously discussed on other calls. Point-to-point revenues are a reduction in the calculation of our network transmission rates. Under forward-looking Attachment O, the amount of point-to-point revenues in any given year will have no impact on earnings. Network revenues increased by $2.6 million compared to 2005 due to an increase in monthly peak loads and increased network rates. As mentioned a moment ago, the new effective rate on June 1st, 2006 was $1.744 per kilowatt month.

Operations and maintenance or O&M expenses were $7.1 million in the second quarter of 2006. Now, this was a decrease of $2.8 million over the second quarter of ’05. As you may recall that in 2005 we accelerated our multi-year maintenance activities because the additional cash flow we received, as a result of the warm summer. As a result, this year’s annual O&M is projected to be between $19 million and $21 million lower than 2005.
General and administrative expenses of $8.0 million were $3.3 million higher than the same period in 2005. Again, G&A expenses increased due to higher compensation and benefit expense of $2.1 million, primarily, resulting from personnel additions needed to support our increased level of corporate and capital activities. In the second quarter of 2005, ITC was still in the progress of staffing the company, which was started only two years before.
Depreciation and amortization expenses increased in the quarter compared to the same as 2005, primarily, due to the higher depreciable asset base, as a result of capital additions, during 2005 and 2006.
Taxes and other income taxes due to higher property taxes of $700,000; again as a result of capital additions, which are included in our tax assessments. Additionally, $400,000 increase from Michigan single business tax expense.
Interest expense has increased due to higher borrowings required to fund our capital expenditure program.
Now, looking for six months ending June 30th, 2006, we reported an income of about $10.7 million or 31 cents per fully diluted share. This compares with a net income of $19.5 million or 62 cents per share, in the same period in 2005. As with the second quarter discussion, operating revenues were impacted.
Operating revenues of $87.5 million for six months ending June 30th, 2006 decreased by $5.6 million over the same period in 2005. Point-to-point revenues decreased by $7.7 million, primarily, due to the emergence of MISO market, in 2005, as we previously discussed. Network revenues increased by $2.1 million compared to ’05 mainly due to increase in network rates.
O&M expenses were $13.8 million for six months ending June 30th, 2006. This decrease of $2.6 million over the six months ended June 30th, 2005, again, was due to the decision to accelerate O&M expenses in ’05.
G&A expenses of $15.5 million were $5.5 million higher in the same period of 2005. G&A expenses increased due to higher compensation and benefits expense of $4 million, again, primarily resulting from personnel additions as mentioned previously.
Year-to-date depreciation and amortization expenses increased due to higher depreciable asset base, which again, were the result of increased capital additions during 2005 and ’06.

Taxes and other income taxes increased by $2.2 million, mainly resulting from higher property taxes of $1.3 million, again, due to capital additions in 2005 and ’06. Additionally, $800,000 increase in Michigan Single Business Tax was experienced in the first six months of this year and consistent with second quarter results year-to-date interest rate expenses; it did increase due to higher borrowings for capital expenditures.
Now, I’d just like to turn to our focus to the remainder 2006 and 2007. We would like to update our guidance, at this time. As Joe mentioned, in June 2006 a new rate of $1.744 per kilowatt/month based on Attachment O calculation for the calendar year of 2005, went into effect. In addition to the network rate, starting June 1st, we began the recovery of our rate freeze revenue deferral, which is approximately going to be $4.5 million after tax in 2006. In July and August, ITCTransmission experienced a record peak demand on our system of 12,392 megawatts and 12,745 megawatts as of July and August respectively. Assuming normal weather for the remainder of 2006, we should have a megawatt load of approximately 109,000 megawatts for the year. This compares to 110,857 megawatts of load that we experienced in 2005.
As we have already mentioned, the second of 2006 we will recognize lower point-to-point revenues compared to 2005 and expect this to continue for the rest of the year. We expect 2006 point-to-point revenues to be approximately $15 million to $17 million less than they were last year. It is important to understand, as I have mentioned, point-to-point revenues are a reduction in the calculation of our network rates. Going forward in 2007, under forward-looking Attachment O, the amount of point-to-point revenues in any given year will have no impact on earnings.
We expect that the total year O&M expenses will be lower by $19 million to $21 million from the 2005 level. As you recall, in 2005 because of our revenue increase as a result of the very warm weather and the additional cash available, we decided to accelerate multi-year planned O&M activities in 2005 only.
The trend of higher G&A expenses we experienced in the second quarter, over the same period last year, is expected to continue for the remainder of 2006.
Finally, as Joe mentioned, 2006 cap ex is expected to be approximately $145 million with additions to rate base of $140 million to $150 million range before depreciation. This new projection is an increase of $5 million to $15 million from our last call.
Net income for 2006 is expected to be in the range of $31 million to $34 million. On a fully diluted EPS basis, it is expected to be in the range of 97 to 99 cents. As you may recall, from our last forecast, for 2006 fully diluted EPS was between – projected to be between 90 cents and $1. We are now forecasting at the high end of that range. The updated projection for earnings is driven mainly by the record peak load on the system experienced in July and August.

Effective January 2007, with the implementation of forward-looking Attachment O for ITCTransmission, our 2007 earnings will be positively impacted compared to prior forecasts; the FERC order authorizing ITCTransmission to use forward-looking test periods, in the fall of each year, to set the rates January 1 through December of the next year. FERC, also, approved a true-up mechanism to correct for any differences between revenue build and what revenue should have been earned based on ITCTransmission’s actual costs and actual return on rate base, which is commonly referred to as revenue requirement. This will be explained in more detail in an appendix to this call, which will be available on our Web site.
For 2007, we are increasing our EPS forecast to a new range of $1.50 to $1.60 for ITCTransmission and METC on a fully diluted share basis. This is an increase of 30 cents compared to our prior guidance on May 12th, 2006. This new projection represents a 50 to 60 percent increase in earnings compared to 2006. So, from this, you can see the impact of forward-looking Attachment O has on our 2007 financial performance. Adjusted EPS, which we have defined as fully diluted EPS plus the after-tax impact of non-cash amortization expenses generated by the METC acquisition, has been raised to a new range. That range is now $1.70 to $1.80 for 2007.
In addition, we now have a better view of 2007 capital investments. As Joe mentioned, ITCTransmission now expects to spend approximately 190 million in capital expenditures for 2007 and METC cap ex is expected to be in the $15 million to $25 million based on projections currently planned for next year. This is a total projected cap of between $205 million and $215 million for the combined companies for 2007. These projections are a significant increase from our previous cap ex projections of $160 million to $190 million in 2007.
Now, I will turn back to Joe for a wrap-up.

Joseph Welch
Thanks, Ed, for the fine financial summary. Let me give you an update on the status of the proposed METC acquisition. Integration efforts are under way. We expect to have FERC’s approval soon and we expect to close this transaction as expeditiously as possible, thereafter. We’re very excited about this transaction. It’s a highly strategic investment consistent with ITC Holdings’ strategy of leveraging our experience and operating expertise and applying our business model to another transmission system. The fact that we are contiguous and operate under the same regulatory constructs makes it even better. Not only is it great for our shareholders but more importantly, its great for our customers and it’s consistent with FERC’s goal of increasing investment in the transmission system.
ITCTransmission’s formula tariff, known as Attachment O, insulates ITC and its investors from virtually all of the variables that affect vertically integrated utilities and allows us and our investors to focus, primarily, on our capital program. With FERC’s approval, to implement forward-looking Attachment O in January of 2007 eliminates cost recovery lag and therefore, enhances our ability to continue to rebuild and strengthen the transmission grid in Southeast Michigan and demonstrates FERC’s strong support of our business model.
The order also reaffirms many key aspects of ITCTransmission’s regulatory construct — our 13.88 percent return on equity and the fact that there is no stated expiration of our regulatory rate formula. Let me remind you, we are not a traditional utility. We don’t have commodity risk and we don’t trade energy or sell energy. Over time, our formula rate insulates investors from sales volume changes, interest rate changes and virtually all the external pressures that a normal utility must face. We are truly a growth company that also pays a dividend.
Speaking of our dividend, as we have previously discussed, we intend to grow the dividend by two to four percent per year. We are making a dividend recommendation to our Board next week and hope to announce in more detail the dividend increase shortly thereafter. We truly have a great business model where customers’ interests are aligned with our shareholder value.
The real story is our capital investments we have made; $41 million in 2003; $81.5 million in 2004; $117.8 million in 2005 and another $73.4 million in the first six months of 2006. These investments improve the transmission system and also, are the growth engine that will drive continuous growth in earnings now and in the future. Forward-looking Attachment O will accelerate this growth. We are very excited about the future of ITC Holdings. Our capital expansion plans, the implementation of forward-looking Attachment O, our acquisition of METC and our creation of ITC Grid Development and ITC Great Plains; all set us up for the growth in earnings for 2007, 2008 and beyond.
So with that great news, I’d like to open the call to answer any questions any of you may have.

Operator
The question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signaled us and will take as many questions as time permits. Once again, please press star one to ask a question and we’ll pause for a moment to assemble our roster.
We’ll have our first question from Dan Eggers, Credit Suisse.

Dan Eggers
Good morning, guys

Edward Rahill
Good morning.

Joseph Welch
Hi, Dan.

Dan Eggers
You guys have had a very busy quarter it looks like.

Joseph Welch
It feels that way from our side.

Dan Eggers
Question number one on the development company, can you just explain a little bit of how you turn that into both an investment program and a profit center? Is this going to involve taking partial or complete ownership of people’s transmission projections? Is this going to involve a funding element of you know, new long haul transmission lines? Kind of, what direction does this business go?

Joseph Welch
Actually, Dan what we were looking for and why we chose ITC Great Plains to be our first stop, was of course, as everyone knows, there’s a lot of transmission projects being proposed throughout the United States. We’re not looking to go into an area to build a project. We are actually going to an area to look to build transmission, to build a fully developed company, such as ITCTransmission is here in Michigan, we look to build the same thing like that in Kansas.
If you look at the needs that have been identified by SPP and the KETA, which is the Kansas Electric Transmission Authority, when you couple all of those items that they’ve identified, there seems to be about $1 billion worth of transmission to be built in the state and it’s all over the state, so this becomes truly a business rather than a project and that’s our model because what we bring to the table, is we own, operate, build and we’re there for the long haul. We’re not there just to do a financial flip, build a project and then try to go sell it somebody.

Dan Eggers
Do you need to partner with the local utilities from a right-of-way and ease of construction perspective or can you really come in and build full stock, this kind of large transmission system?

Joseph Welch
Of course, if we – we would like to, if we can, partner with the local utilities and if we can’t, it appears to us that there is room in the Kansas law, as it exists today, to allow us to go ahead and build and to give us the right of condemnation. We are working through that process right now. We just, earlier this week, met with the Kansas Electric Transmission Authority to start to review some of those processes and that’s why we opened up an office there to really drill down on all of that.

Dan Eggers
When would you expect to start spending capital or investing capital in this project?

Joseph Welch
I’ve got – I hate to give a definite date but let me just kind of state is this way. You know, obviously, to open up an office and to start to develop a process takes some money and the people in Kansas have expressed a sincere desire to get transmission built. If we can’t get ourselves to the point over some reasonable timeframe, where we see that it’s going to be built, we’ll close the operation down. We’re there solely to get it developed and you know we’re not a company that sits around and waits for things. We are a ‘doing’ type of company and so, we’re going to try to get this identified as quickly as possible and all of that is not what you want to hear but you know, if I told you what I thought, you’d, you know, I think we can do it in short order and we intend to.

Dan Eggers
Got it; not to take up too much time but on the cap ex program, I guess, both for this year and next year, at ITC proper, those numbers keep coming up. What are you guys seeing or where are you seeing the money to be spent and is that partly a cost inflation issue or is this – you guys are just continuing to, as soon as you get further ahead of the curve, from a redeployment perspective?

Joseph Welch
Well, a couple of things; first of all, with forward-looking Attachment O, it did give us a little bit more money to work with. We’ve been constantly constrained by cash flow and our ability to borrow and we really hold tightly to the fact that we’re going to stay investment grade and be a high quality investment grade company but the answer is that this is not inflation at work. These are more projects. It’s more aligned and you know, as we said when we started to work, you know that we were working up to this level where if you listen to how we had laid it out, not all of these projects, now, will go into service in one year. They’ll start to span multiple years. That is witnessed by the fact that we’ve been working on this system to get it into position where we could do this kind of work over a multi-year duration and so now, we’re starting to get into those bigger projects. Obviously, they’re going to ramp up but we have some large projects coming.

Dan Eggers
Got it, thank you.

Operator
We’ll have our next question from David Grumhaus, Copia Capital.

David Grumhaus
Good morning, guys.

Joseph Welch
Good morning.

David Grumhaus
Couple questions for you here; you know when you say you expect FERC approval soon on METC and with FERC you never really know exact timing but does that mean this quarter, fourth quarter; who knows?

Joseph Welch
Well, I’d like to say who knows. That’d be the safe answer, but I’ll go out on a limb and tell you that we definitely expect the approval some time between now and the middle of September.

David Grumhaus
Okay, and in terms of getting them forward-looking rates — will that be part of the approval process that you’re looking for? Will that come later?

Joseph Welch

That would actually come later. If you – the process that we used, is that we bought METC and that’s why we expect to get this order soon, is that we simply bought the company, as is, with no changes or modifications. We accepted everything as it exists. From that point on then how we run the company and any changes we make will be putting into place the ITC business model and we fully intend to put ITC’s business model in place for the METC footprint.

David Grumhaus
And so that would mean a subsequent filing to try and get the forward-looking on them next year?

Joseph Welch
There’ll probably be a sequence of filings. When you get into the regulatory world, once you make a change it kind of opens up Pandora’s Box, so you might as well just get it all taken care of.

David Grumhaus
Ed, you were going through some of the guidance numbers and I just wanted to make sure ...

Edward Rahill
Okay.

David Grumhaus
... wanted you to review it. You talked about $1.50 and $1.60 and then $1.70 and $1.80, can you tell me what those...

Edward Rahill
Sure, right now, you know, we’re taking a look at next year’s as best we can, here in August and we see the range for fully diluted EPS for the combined company of $1.50 to $1.60 next year. Now, after the acquisition of METC, we are going to be amortizing a portion – there’s a portion of the purchase price is being allocated that normally would go to goodwill, is going to a regulatory asset that’s being amortized over five years. That amortization is going to hit our P&L but it is a non-cash expense. It’s simply an amortization of a non-cash expense. We’ll call it the acquisition adjustment.

David Grumhaus
Okay.

Edward Rahill
That adds up – if you were to take that out and that didn’t exist, we’d be experiencing an extra 20 cents in earnings next year, so that’s where the $1.70 to $1.80 comes from.

David Grumhaus
Got you. That’s helpful.

Edward Rahill
Okay.

David Grumhaus
And then, last question, just following up on Dan’s question, you know, as you’ve opened your office in Topeka, you know, the reaction of the local utilities, I mean are you being greeted as the potential partner bringing capital and perhaps, better returns, you know, from the FERC or are you being viewed as someone coming in and taking away their monopoly and their ability to build their own transmission?

Joseph Welch
I think right now, we’re being viewed as neutral.

David Grumhaus
Okay.

Joseph Welch
The fact is that there’s a lot of need to build transmission in the state, and I think there’s no doubt that any time, anybody from out of town shows up someplace else, somebody’s going to, you know, raise the hair up on the back of their neck a little bit but the fact of the matter is, is that a lot of the plans that exist in Kansas have been approved through the Southwest Power Authority, SPP, and they’ve been, literally, on the books for three to four years as needed transmission that needs to be built and had significant cost savings for customers, so I think the good news is for the people in Kansas, that they’re going to get something there that’s going to start to help them lower the price of energy and improve their reliability.
Kansas, like a lot of other places, this summer, has suffered through some load curtailments as a result of the extremely hot weather, so they really have a need for the transmission expansion, so it’s kind of in-between. I think, you know, I think it’s going to be kind of good and bad, both ways but I think, overall, it’s neutral.

David Grumhaus
Might you look to buy existing systems?

Joseph Welch

We always are open to that. You know, one of the reasons, though that we started grid development, is that buying another system is painfully expensive. When you look at the METC acquisition, we paid about two times book for it and we really have to work our tails off for our shareholders to, if you will, you know, take that goodwill and make it go away. When you look at one of these grid development companies, we’ll never spend the equivalent of two times book to start this company up and you know, if we make it hold then every dollar we invest is, you know, $1 that’s going into rate base and so, you know, building one of these companies is, from a financial standpoint, a lot more rewarding to our shareholders than us buying another company, but having said that, if they make a system available where we have a way to partner to make this process work smoother, we are open and willing to do it.

David Grumhaus
Great. Thanks for the time.

Operator
We’ll have our next question from Leon Dubov from Zimmer Lucas Partners.

Leon Dubov
Hi. Good morning.

Joseph Welch
Good morning.

Edward Rahill
Hi, Leon.

Leon Dubov
Hey, can you just go through the cap ex numbers again. I’m sorry if I missed something but I just want to make sure I could break it down between what’s going to be spent at ITC versus ...

Edward Rahill
Sure, we’re projecting for 2007, approximately $190 million at ITCTransmission and for 2007 for METC, it’s about $15 million to $25 million.

Leon Dubov

Okay.

Edward Rahill
Now you know that’s an upgrade from the forecast we had last time of it’s combined $205 to $215 million. The last time we did this call we were projecting between $160 and $190 million combined. Again, we were looking at, maybe, $10 million or $15 million for METC at that time. The issue is that we still haven’t bought the company and we have – and there’s quite a bit of work that has to go in for us to institute a cap ex plan. We still believe and know, there’s at least $600 million worth of capital investment in METC once we get that buggy rolling. It’s just that it looks like 2007 is going to be a planning year, primarily and 2008 is the execution year.

Leon Dubov
Got it, and what about ’06?

Edward Rahill
’06 we’re looking at about $145 million for ITCTransmission and right now, I think we’re looking at METC adding in the area of about $40 million to their capital investment this year. That’s, primarily, to one project that’s going to be completed soon, so you know, its – that’s what we believe is going to happen as of now.

Leon Dubov
But a total of $185 million in ’06 and somewhere around the $210 million area in ’07.

Edward Rahill
That would – given the margin of error of forecasting this far out, I think that’s reasonable.

Leon Dubov
OK and you’re not assuming any cap ex at the new subsidiaries, Great Plains or ...

Edward Rahill
Not at this time.

Leon Dubov
Okay, thank you very much.

Edward Rahill

Thank you.

Operator
We’ll go next to Bill Bunn, Fort Washington Investment Advisors.

Bill Bunn
How important is it for ITC to be operating with an investment grade rating and the reason I’m wondering is that it seems like, at least, one of the rating agencies is looking at you as having your ratings capped by the ratings of the utilities that you, in effect, transport power to or through and with consumers’ energy being not investment grade that may, in and of itself, drop you to below investment grade.

Edward Rahill
Yes, we’re aware of that and we’re working with rating agencies. I’d like to step back one thing about how ITC management – ITC Holdings management views its subsidiary regulated companies. We have a responsibility to get the lowest cost of capital possible for the customer, so to the extent that we have the highest possible rating down there, reduces that cost of borrowing to keep their rates as low as possible, so we are always trying to optimize the value to the customer and that’s why our rating structure, at the operating company is a little different than the holding company because shareholders have a different objective but our customers are only concerned with one thing, our getting the best value they can possibly get, so I want you to understand why we work hard to get the highest investment grade rating for the regulated entities as possible.
Now, we – as Joe stated in his call, one of the rating agencies we feel – we believe, sincerely believe that they have misconception about the State of Michigan. The State of Michigan is indeed, going through a period of unprecedented growth for demand of electricity. It’s highly diversified and I think that there’s a concern that they’re still thinking of 1960’s and 70 models where Michigan is, basically, primarily an automotive driven load center. That’s not the case any more, so what we’re trying to do is go back to that specific rating agency and try to help them to come to understand a new – the 21st century Michigan and how electricity demand works there and I hope that kind of answers your question.

Bill Bunn
Does it hurt you to – I mean does it interfere with your business to actually be non-investment grade? Does that create counterparties ...

Edward Rahill

There are certain covenants of restrictions for current loans that are more on coverage ratios than they are specific investment grade. Some of our revolver facilities do have some references to it. I mean it would not hurt us, we’d just renegotiate that because we have exceptional, I mean just exceptional, coverage ratios. Across the board our coverage ratios at the holding company, let alone the operating companies, are clearly in the A or A- grade rating for S&P. It’s just a perception of, we feel, a misconception of what’s going on in Michigan seems to be the overhang but financially we’re very, very strong.

Bill Bunn
I’m in your camp but my concern is, in talking to them that they don’t quite come at it from that perspective.

Joseph Welch
Well, I think that they have tied our revenues to the utilities and I guess we just disagree and if there’s no other way to say it and there’s not much I can do about it. It frustrates me but you know, just the fact of the strong regulatory support that we have, like with the forecast of Attachment O and our ability to really get the timing sync on everything, should be enough that these people should want to upgrade us, so hopefully, you know, we’re going to get that all worked out the next go around but you know, I’ve had other disappointments in my life and that won’t be the first or it won’t be the last.

Bill Bunn
All right. Thank you.

Operator
Just a reminder to our audience, it is star-one to ask a question.
We’ll go next to Webb Ellinger, Ecofin Investments.

Will Maze
Yes, hi it’s actually Will Maze here. Just wanted to – first of all, I just want to clarify you said $1 billion in Kansas transmission investment?

Joseph Welch
There’s $1 billion worth of opportunity – that’s just projects that people have identified. There’s been, you know, no diligent engineering studies as to whether that’s needed or whether it all should be built; it’s just kind of the opportunity range.

Will Maze
OK and then, secondly, I was wondering, there’s been a lot of announced or anticipated sort of transmission builds going on across the country and from what I understand, there’s a limited amount of companies that actually provide the services building out that transmission and then, on top of that there’s a labor force issue, so I’m wondering if you could just maybe address that.

Joseph Welch
Well, first of all, we addressed it when we presented ourselves to the Kansas Electric Transmission Authority. We went in with our strategic partners. One of the things that we did when we formed ITCTransmission, was we contracted and started to build strategic alliance with our suppliers and so, as a result of that way out into the future, we have queue space for transformers; we have queue space for wire; we have queue space for tower steel, right now, with no designation of what its for or where its going.
In addition to that with the construction crews, we have again, strategic alliances and we actually brought the contractor with us that would be there to build it and they’re ready to go. We’ve already lined up financing for it. Those people we brought with us. They’re ready to go. We’ve already got lined up the field maintenance crews and how we would own and operate and maintain that system and they’re ready to go, so you know, we’ve been really diligent and very conservative as we built ITCTransmission but every piece that we have done to date has been a building block with the idea of doing this and it was just a matter of when and I think the METC transaction, actually, made us start to think about really starting to push forward because we realized going through the integration process that we’re ready for that. We also realize that we have a lot of core competencies in running this transmission and so, we went and talked to those partners and asked them if they were ready to start the expansion process and they all said affirmative and so, we’re ready to go; we’ve got it already.

Will Maze
Excellent, thank you. Have you announced who the contractor is?

Joseph Welch
Pardon me?

Will Maze
Have you announced who the construction company is?

Joseph Welch
No, we did not announce it but we use all of our engineering forces and manage the construction through Black & Veatch Engineering.

Will Maze
Fantastic. Thank you very much.

Joseph Welch
Yes.

Operator

And just a reminder, it is star, one for questions, at this time and we have a follow-up question from Dan Eggers, Credit Suisse.

Dan Eggers
Hi, I was looking at the presentation from METC and you guys had said what $240 to $260 million of ’07 pro forma cap ex previously.

Joseph Welch
Yes that was true and then subsequent to that we brought that forecast down and that was a lot to do with the due diligence. You know, to go in and I’ll just speak candidly, we went in and what we did is we took ITCTransmission’s forecast and METC’s forecast and added the two numbers together. Going through the process and really looking at the true transmission work that METC was going to do, resulted in a lot lower number and so, we announced that and so, we have been continuing to refine those numbers and now we’ve brought it back up.

Edward Rahill
Yes, we filed an 8-K, I believe, in June where we brought the numbers down and we explained why and so, the lower number’s the $160 to $190 million. That was after due diligence and now, as we’ve gotten closer to it, we’re seeing more opportunities.

Dan Eggers
Does METC get to that $100 to $120 million level you guys talked about originally, as far as, you know, kind of where you needed to be to get to first-in-class type – to operating levels?

Joseph Welch
Yes, our look is, is that the answer’s yes but you know, like anything else with capital being the biggest one, is that you know and this goes in line with the prior question, there’s a lot of pressure on getting things ordered, getting them here. For instance, a transformer has about an 18-month lead time right now. That’s even if you’ve got the queue space and so, if they haven’t got the engineering done, they being anyone, could announce they’re going to do something but it is not going to happen next year. Of course, we don’t own that company and so, as a result of that right now, you know, we’re kind of like sitting on the sidelines. But, we did go through their stuff and a lot of it, the items that they were going to do, they haven’t gotten anything ordered; they haven’t gotten the contractors on the ground and it’s, virtually, you know, you just run out of time as to when you’ll be able to do it but over the long haul, the capital work is there.

Dan Eggers

Okay. Thank you.

Operator
At this time, we have no further questions. I’ll turn the conference back over to Ms. Wenzel for any additional or closing remarks.

Pat Wenzel
This concludes the question-and-answer portion of our call. Before I end the call, I’d like to thank everyone who participated today. Anyone wishing to hear the conference call replay, available through August 17th, should dial toll-free 888-203-1112 domestic or 719-457-0820 international. The pass code is 8222430. The Web cast of this event will be archived on the ITC Holdings Web site at http://investor.itc-holdings.com. Goodbye and have a great day.

Operator
That does conclude today’s conference. You may disconnect at this time.
END

APPENDIX

Appendix ITC Holdings Corp. 2nd Quarter 2006 Earnings Call

Forward Looking Attachment O The inputs and calculation of rates under forward looking Attachment O have not changed However, the timing of inputs has changed Under historical Attachment O, the rates that went into effect June 1st were based on the prior year's net revenue requirement and load Under forward looking Attachment O, rates will go into effect on a calendar year basis (January - December) and will reflect the projected net revenue requirement and load for that year A true up calculation comparing actual billed revenues to actual net revenue requirement will be completed for each calendar year The true up, along with interest, will be included in the rate that goes into effect two years later (e.g. the 2007 true up and associated interest will be included in the rate that goes into effect in 2009)

September 2006 - Forecast 2007 projected net RR January 2007 through December 2007 - Apply rate based on 2007 projected net RR Forward Looking Attachment O Timeline 1/1/07 5/1/07 12/31/07 Rate Based on 2005 Net RR Rate Based on 2006 Net RR 1/1/07 12/31/07 Rate Based on Projected 2007 Net RR Historical Attachment O Timeline Forward Looking Attachment O January 2007 to May 2007 - Apply rate based on 2005 net revenue requirement ("RR") April 2007 - Determine actual 2006 net RR June 2007 to May 2008 - Apply rate based on 2006 net RR

Forward Looking Attachment O

Mechanics of Historical Attachment O

CASH INVESTED
Capital Project A
O&M Expense B
1/1/07
12/31/07
6/1/08
COST RECOVERY
Capital Project A
O&M Expense B
RECOVERY GAP
Recovery Begins Through Rate Based on 2007 Net RR

4

ITC HOLDINGS

Capital Project A O&M Expense B 1/1/07 6/1/08 COST RECOVERY Recovery Begins Through Rate Based on 2007 Net RR RECOVERY GAP CASH INVESTED 12/31/07 Under Historical Attachment O, there is an inherent gap of 5 to 17 months from when a project goes into service or from when expenses are incurred to when these costs are reflected in rates Mechanics of Historical Attachment O Capital Project A O&M Expense B Forward Looking Attachment O

Forward Looking Attachment O

Mechanics of Forward Looking Attachment O

CASH INVESTED
Capital Project A
O&M Expense B
1/1/07
12/31/07
6/1/08
COST RECOVERY
Capital Project A
Capital Recovery Begins Through Rate Based on 2007 Projected Net RR
O&M Expense B
O&M Recovery Through Rate Based on 2007 Projected Net RR

5

Capital Project A O&M Expense B 1/1/07 6/1/08 COST RECOVERY O&M Recovery Through Rate Based on 2007 Projected Net RR CASH INVESTED 12/31/07 Under Forward Looking Attachment O, the 5 to 17 month recovery gap will be eliminated, matching cost incurrence with cost recovery Capital Project A O&M Expense B Capital Recovery Begins Through Rate Based on 2007 Projected Net RR Mechanics of Forward Looking Attachment O Forward Looking Attachment O

2007 Projected Allowed Return 2007 Projected Operating Expenses 2007 Projected Other Recoverable Expenses 2007 Projected Revenue Requirement + + Establish 2007 Projected Rate Base(1)(2) FERC Approved Rate of Return (3) 2007 Projected Allowed Return + Step 2 Step 1 Includes new in-service property, plant and equipment additions in rate base Includes the Revenue Deferral in rate base Weighted average cost of capital based in part on FERC accepted return on equity 2007 Projected Revenue Requirement 2007 Projected Network Load 2007 Billing Rate 2007 Projected Revenue Credits - Step 3 How Forward Looking Attachment O Will Work to Establish 2007 Billing Rate Forward Looking Attachment O

Forward Looking Attachment O

Step 1 – Determine 2007 Over/(Under) Collection

Step 1B: 2007 Billed Revenues – Actual 2007 Net Revenue Requirement → 2007 Over/(Under) Collection

Step 2: [Projected 2009 Net Revenue Requirement + 2007 Over/(Under) Collection Plus Interest] ÷ 2009 Projected Network Load → 2009 Billing Rate

7

ITC HOLDINGS

Actual 2007 Load 2007 Billed Revenues + 2007 Over/(Under) Collection Plus Interest Step 1A Step 1B Step 2 2007 Over/(Under) Collection 2007 Billed Revenues - Step 1 - Determine 2007 Over/(Under) Collection + 2007 Billing Rate Actual 2007 Net Revenue Requirement Projected 2009 Net Revenue Requirement 2009 Projected Network Load 2009 Billing Rate Step 2 - Determine 2009 Billing Rate (Including 2007 True Up) How Forward Looking Attachment O True Up Will Work (2007 Example) Forward Looking Attachment O

1/1/06 1/1/07 1/1/08 Charge Projected 07 RR Calculate projected 07 RR 1/1/09 Charge Projected 08 RR Calculate projected 08 RR Calculate projected 09 RR and actual 07 True Up Charge Projected 09 RR +- Actual 07 True Up August 2006 - Calculate 2007 billing rate based on projected 2007 Net Revenue Requirement ("RR") January 2007 - December 2007 - Apply 2007 billing rate to monthly peak load August 2008 - Calculate 2009 billing rate based on 1) Projected 2009 net RR; and 2) Actual 2007 true up with interest (comparing actual 2007 Billed Revenues to actual 2007 net RR) January 2009 - December 2009 - Apply 2009 billing rate based on projected 2009 net RR +/- 2007 true up with interest Forward Looking Attachment O Timeline (2007 Example) Forward Looking Attachment O

Forward Looking Attachment O The following page shows an illustrative example of the forward looking Attachment O calculation as well as the true up calculation The illustration is not intended to represent the actual amounts to be used for the 2007 projections and billing rate The first column shows an illustrative calculation of the rate that would go into effect January 1, 2007 based on the projected 2007 net revenue requirement The second column shows the calculation of the true up amount using the actual net revenue requirement In this example there is an under collection of $12.8 million of the actual net revenue requirement The under collection plus interest is included in the projected net revenue requirement for 2009

Forward Looking Attachment O

Illustrative Example (in $mm)

	2007 Projected Revenue Requirement	2007 Actual Revenue Requirement		2009 Projected Revenue Requirement
Net Plant (13 month average)	$ 673.0	$ 685.0	Net Plant (13 month average)	$ 900.0
Other Rate Base	65.0	65.0	Other Rate Base	20.0
Total Rate Base	$ 738.0	$ 750.0	Total Rate Base	$ 920.0
Rate of Return	10.7%	10.7%	Rate of Return	10.4%
Return on Rate Base	$ 79.0	$ 80.3	Return on Rate Base	$ 95.7
Taxes	33.0	34.0	Taxes	42.0
Recoverable O&M	$ 65.0	$ 70.0	Recoverable O&M	$ 70.0
D&A	29.0	29.0	D&A	36.0
Revenue Deferral	12.0	12.0	Revenue Deferral	12.0
Taxes Other Than Income Taxes	25.0	25.0	Taxes Other Than Income Taxes	32.0
Gross Revenue Requirement	$ 243.0	$ 250.3	Gross Revenue Requirement	$ 287.7
Rent & PTP Credit	(5.0)	(5.0)	Rent & PTP Credit	(5.0)
2007 Net Revenue Requirement	**$ 238.0**	**$ 245.3**	**2009 Net Revenue Requirement**	**$ 282.7**
2007 Projected Load	8,700			
2007 Billing Rate	$ 2.28			
2007 Actual Load	8,500			
2007 Actual Billed Revenues	**$ 232.5**			
Revenue Under-Collected (Cash)		**$ 12.8**	2007 Revenue Under-Collected	12.8
			Interest on Under-Collection	0.8
			2009 Net Revenue Requirement With 2007 True Up	**$ 296.2**

10

ITC HOLDINGS

Illustrative Example (in $mm) Forward Looking Attachment O

In this conference call we have presented Adjusted EPS , which is a non-GAAP financial measure. A non- GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. We define Adjusted EPS as fully diluted EPS plus the after-tax impact of the non-cash amortization generated in the transaction. We are using Adjusted EPS in this presentation to assess the impact on EPS of the non-cash amortization generated in the transaction. We believe this non-GAAP measure, as we have defined it, is helpful in identifying the accretion in cash as a result of the transaction. However, Adjusted EPS has limitations as an analytical tool. Adjusted EPS is not an alternative to GAAP EPS. In addition, because Adjusted EPS is not a measure of financial performance under GAAP and is susceptible to varying calculations, Adjusted EPS, as presented in this presentation, may differ from and may not be comparable to similarly titled measures used by other companies. Use Of Non-GAAP Financial Measures

Reconciliation of Non-GAAP Measures

ITC Holding Pro Forma Adjusted EPS

	ITC Holdings Pro Forma 2007 EPS Guidance	
Fully Diluted EPS	$ 1.50	$ 1.60
After-Tax Impact of Non-Cash Amortization Generated in the Transaction	0.20	0.20
Adjusted EPS	$ 1.70	$ 1.80

12

ITC Holding Pro Forma Adjusted EPS Reconciliation of Non-GAAP Measures